Exhibit 10.12

[LETTERHEAD OF ORACLE CORPORATION]

July 9, 2004

Mr. Harry L. You

Oracle is pleased to offer you the position of Executive Vice President and Chief Financial Officer reporting directly to Larry Ellison. In this position, you will be a member of Oracle’s Executive Committee and will be appointed to the Board of Directors of Oracle Japan. Although not a member of Oracle’s Board of Directors, you will attend all Board and Audit Committee meetings.

The following global functions will report to you: controllership (includes a number of financial and administrative functions), treasury, taxation, investor relations, real estate, manufacturing and distribution, customer leasing and human resources. While Oracle’s internal audit group reports directly to the Audit Committee, it will report indirectly to you, and you will have administrative oversight of it. As the Chief Financial Officer, you will enter into an Indemnity Agreement for Executive Officers in a form that has been provided to you, and you will be covered by Oracle’s Directors and Officers liability insurance.

Your annual base salary will be $800,000, paid semi-monthly. You will receive a one-time $1,000,000 sign-on bonus within six weeks following your start date. For fiscal year 2005 and for fiscal year 2006, you will have a discretionary bonus target of 100% of your base salary. A discretionary bonus is typically paid within ten weeks of the close of a fiscal year based upon annual targets set at the start of each fiscal year. Even if you do not meet all annual targets for the payment of the discretionary bonus, you will be paid an $800,000 cash lump sum bonus within ten weeks following the close of Oracle’s 2005 fiscal year, provided you are employed by Oracle at the end of the 2005 fiscal year, and an $800,000 cash lump sum bonus within ten weeks following the close of Oracle’s 2006 fiscal year, provided you are employed by Oracle at the end of the 2006 fiscal year. In Oracle’s fiscal year 2007 and following, so long as you remain employed, you will participate in Oracle’s Executive Bonus Plan. You will accrue paid vacation at the rate of 18 days per year, subject to the terms of Oracle’s vacation policy.

After you join Oracle, you will receive an option to purchase 2,000,000 shares of common stock with terms that are as favorable as terms provided in Oracle’s standard form agreement under the 2000 Long-Term Equity Incentive Plan (the “Plan”) applicable to senior executives as of July 7, 2004. The option will be priced based upon Oracle’s stock price at the close of the market on the first Thursday after your start date. The grant date of the option will be the first Thursday after your start date. Provided you remain employed by Oracle, you will receive an additional stock option grant (or the equivalent, if Oracle shifts away from options to other equity compensation) of 800,000 shares prior to July 31, 2005. The options will be “non-qualified,” which generally means that you will have taxable income at the time of exercise. All options will be issued under a written agreement and will be subject to compliance with all applicable securities regulations. As long as you remain continuously employed by Oracle, you will be eligible to exercise your right to purchase one quarter of the option shares per year, subject to the terms of your written option agreement. You will be considered for additional equity and/or option grants in subsequent fiscal years. You should consult your personal tax advisor if you have questions regarding a stock option grant.

Oracle will pay all reasonable, documented relocation expenses in connection with your move from Dallas to California, including a gross-up for applicable taxes. Additionally we will pay moving expenses not to exceed $10,000 in connection with your moving personal items to California from New Jersey. We will also offer to purchase your current home in Dallas based on the price set by a mutually agreed upon appraisal firm.

If you are involuntarily terminated from Oracle, other than for gross misconduct (“Cause”), or if you resign for Good Reason (as defined below), before the second anniversary of your start date, you will execute a full release of claims (other than your right to enforce your Indemnification Agreement) (the “Release”) and, in exchange, receive as severance a cash lump sum payment that is equal to two years’ base salary and bonus ($3,200,000), as well as partial acceleration of the vesting of your initial 2,000,000 share option grant such that 50% of that grant is vested. If, at the time of such termination or resignation before the second anniversary of your start date, you have been employed past the first anniversary of your start date, we will partially accelerate the vesting of the aforementioned 800,000 share stock option grant such that 25% of that grant is vested. Should you be terminated from Oracle or resign for Good Reason before the second anniversary of your start date, you shall not be entitled to any pro rata bonus payment. After the second anniversary of your start date, if you are involuntarily terminated, other than for Cause, or if you resign for Good Reason, you will execute a Release and, in exchange, receive a cash lump sum severance payment of one year’s base salary and no option vesting acceleration, provided, however, if such termination occurs on or after a Change of Control (as defined in the Plan), you will receive a cash lump sum severance payment of at least one year’s base salary plus such other payments and benefits you and Oracle negotiate in good faith. Good Reason for purposes of this letter agreement shall mean the occurrence, without your consent, of any of the following circumstances: (i) any material adverse change in your title or a material diminution in your responsibility for oversight of the finance department (ii) a relocation of Oracle’s executive offices to a location more than 35 miles from its current location or your relocation away from Oracle’s executive offices; (iii) any material breach by Oracle of this letter agreement; or (iv) failure of any successor to Oracle (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume the obligations of Oracle under this letter agreement. Severance shall be paid without duty to mitigate and without offset for other amounts earned. Upon termination of employment, you shall receive all amounts and benefits that have been earned and accrued through the date of termination under any applicable plan or arrangement maintained by Oracle, which shall be payable or provided subject to, and in accordance with, the terms of the applicable plan or arrangement (including, without limitation, applicable benefits under Oracle’s life insurance and disability plans).

If you become entitled to payments and/or benefits provided by this letter or any other amounts in the “nature of compensation” as a result of such change in ownership or effective control of Oracle (a “Payment”) and such Payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, you retain an amount equal to the Payments.

Oracle acknowledges that you have a four month notice period with Accenture. Should Accenture decide to enforce the notice period, and should Accenture not be required to and refuse to compensate you during the notice period, Oracle agrees that it will pay you your annual base salary, as set forth in this letter, for the notice period. However, your start date for purposes of the one-time sign-on bonus, the initial option grant (and the exercise price for such grant) shall not be established until the notice period expires and you begin continuously to provide services to Oracle under this letter agreement. Additionally, your bonus for fiscal year 2005 shall be adjusted pro rata so that the bonus is paid only for the period during fiscal year 2005 that you have continuously provided services to Oracle.

We believe that your current employer, Accenture, will ultimately realize that attempting to enforce any non-compete is inadvisable for various reasons including that it and Oracle do much more partnering than competing. Oracle was only recently added to its list of competitors and you are not a billable consultant bringing competitive skills to Oracle. However, if your current employer will not waive your non-compete agreement and, in order to provide services to Oracle, you are required in accordance with your agreements with Accenture to (i) pay Accenture an amount in cash in “liquidated damages or (ii) forfeit all or a portion of your restricted stock units or Accenture stock, Oracle agrees to partially reimburse you for this loss. Specifically, for up to the first $2,000,000 dollars that you are required to repay, Oracle will reimburse you one-half of your loss. For amounts between $2,000,000 dollars and $3,500,000 that you are required to repay,

Oracle will reimburse you in full. Oracle will have no reimbursement obligation beyond these amounts. Legal expenses to contest a non-compete clause will be paid by Oracle, provided Oracle consents to the course of action (which consent shall not be unreasonably withheld or delayed) and to the selection of counsel.

This letter shall be assignable by Oracle only to an acquirer of all or substantially all of the assets of Oracle, provided such acquirer promptly assumes all of the obligations hereunder in a writing delivered to you.

No provision of this letter agreement may be modified unless such modification is agreed to in writing and signed by you and an authorized officer or director of Oracle.

To accept this offer, please sign the enclosed Employment Agreement (be sure to confirm your intended start date), the Proprietary Information Agreement and all other documents required and return them to Oracle in the enclosed envelope. Employment and employee benefits can only begin after you have signed these documents and they have been received by our Employee Service Center. If you have any questions regarding these documents, please feel free to call our Employee Service Center at (888) 404-2494.

Harry, we’re very excited to have you join Oracle. We agree that you will initially work from Dallas, and that you expect to move to the Oracle headquarters area in the summer of 2005. While we understand that you may be required to delay your start of employment due to the four month notice period in your agreement with Accenture, please indicate your acceptance of our offer no later than August 9. If you have any questions feel free to contact me or Larry Ellison.

Sincerely,

/s/ Jeff Henley

Jeff Henley
Chairman of the Board

Enclosure: New Employee Packet

CC: Larry Ellison, Don Lucas.

Employment Agreement & Mutual Agreement to Arbitrate

Please read this Agreement carefully before you agree to its terms by signing it. You may wish to consult an attorney prior to signing the Agreement. The Agreement sets forth certain important benefits, terms and conditions related to your employment with Oracle. It also sets forth the mutual agreement between you and Oracle to arbitrate any dispute or claim arising out of or related to your Oracle employment and to waive all rights to a trial or hearing before a court or jury.

Proprietary Information
Oracle’s proprietary rights and confidential information are among the company’s most important assets. In addition to signing this Agreement as a condition of employment, you also must sign the Proprietary Information Agreement included in the New Employee Packet.

Oracle Policies
Your adherence to the Oracle Code of Ethics and Business Conduct, set forth in a booklet included in the New Employee Packet, is vital to Oracle and to your success at Oracle. When you sign this Agreement, you are agreeing to thoroughly familiarize yourself with the Oracle Code of Ethics and Business Conduct and you are agreeing to abide by it. You also agree to take Oracle’s Ethics and Business Conduct course, available on-line through Oracle’s intranet. In addition, when you sign this Agreement, you are acknowledging that you have read the letter addressing Oracle’s Safety Program highlights included in the New Employee Packet. The Oracle Code of Ethics and Business Conduct and the Oracle Employee Handbook are on the Oracle intranet and accessible to all employees. You agree, after beginning employment, to access the Employee Handbook and thoroughly familiarize yourself with Oracle policies and to abide by them. Additionally, from time to time, Oracle will communicate important information about its policies by way of electronic mail notification and/or the Oracle intranet. By signing this agreement, you agree to thoroughly review these policy communications and to abide by them.

Employment Eligibility
In order to comply with the Immigration Reform and Control Act of 1986, the federal government requires the company to examine documents which prove your legal right to work in the United States. Please see the Verification of Eligibility for Employment information which also is a part of the New Employee Packet.

Benefits
Oracle offers its employees a comprehensive medical, dental, vision, life and disability insurance package through Oracleflex, a flexible benefits program. Oracleflex may require employee contributions. The company also offers benefits including a 401(k) Savings and Retirement Plan, an Employee Stock Purchase Plan, a Dependent Care Reimbursement Plan and an Educational Reimbursement Plan. The details of these plans are included in the New Employee Packet and/or are available on the Oracle intranet. You understand that you must make your Oracleflex benefits elections within the limited time period set forth in the communication accompanying your personal identification number that you will receive after beginning employment.

By signing this Agreement, you authorize Oracle to deduct from your compensation any and all contributions associated with your elections under Oracleflex, the Oracle 401(k) Savings and Investment Plan, the Oracle Employee Stock Purchase Plan, or any other benefit offered by Oracle in which you participate and for which an employee contribution is required.

Your starting compensation, position and other terms and conditions related to your employment are set forth in the offer letter you received. By signing this Agreement, you also are agreeing to the terms and conditions set forth in the offer letter. Oral or written representations contradicting or supplementing the terms of the offer letter are not valid.

At-Will Employment
Employment at Oracle is at-will. The company makes no express or implied commitment that your employment will have a minimum or fixed term, that Oracle may take adverse employment action only for cause or that your employment is terminable only for cause. Either you or Oracle may terminate the employment relationship at any time for any reason. Additionally, Oracle may take any other employment action at any time for any reason. No one at Oracle may make, unless specifically authorized in writing by Oracle’s Board of Directors, any promise, express or implied, that employment is for any fixed term or that cause is required for the termination of or change in the employment relationship.

Equal Employment Opportunity and Escalation Process
Oracle believes that all employees should be treated fairly and equitably in conformance with its Equal Employment Opportunity policies. We take personnel action without regard to race, color, national origin, sex, marital status, age, religion, disability or sexual orientation. Our commitment to these policies applies to every phase of the employment relationship, and we make every effort to comply with these policies. If, however, you feel you have not been treated fairly in some way in your Oracle employment, you agree, before taking any other action, to make a written complaint to a Director of the Human Resources Department and to allow individuals within the Department a reasonable period of time in which to investigate and informally attempt to resolve your issues.

Mutual Agreement to Arbitrate
You and Oracle understand and agree that any existing or future dispute or claim arising out of or related to your Oracle employment, or the termination of that employment, will be resolved by final and binding arbitration and that no other forum for dispute resolution will be available to either party, except as to those claims identified below. The decision of the arbitrator shall be final and binding on both you and Oracle and it shall be enforceable by any court having proper jurisdiction.

The arbitration proceedings shall be conducted pursuant to the Federal Arbitration Act, and in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association or the Employment Arbitration Rules and Procedures adopted by Judicial Arbitration & Mediation Services (“JAMS”). The arbitrator will have all the powers a judge would have in dealing with any question or dispute that may arise before, during and after the arbitration.

          Claims Not Covered
Claims for benefits under the workers’ compensation, unemployment insurance and state disability insurance laws are not covered by this Arbitration Agreement. Additionally, claims by you or by Oracle for temporary restraining orders or preliminary injunctions (“temporary equitable relief”) in cases in which such temporary equitable relief would be otherwise authorized by law are not covered by this Arbitration Agreement. In such cases where temporary equitable relief is sought, the trial on the merits of the action will occur in front of, and will be decided by, the arbitrator, who will have the same ability to order legal or equitable remedies as could a court of general jurisdiction.

          Costs
Oracle agrees to bear the costs of the arbitrator’s fee and all other costs related to the arbitration, assuming such costs are not expenses that you would be required to bear if you were bringing the action in a court of law. You and Oracle shall each bear your own attorneys’ fees incurred in connection with the arbitration, and the arbitrator will not have authority to award attorneys’ fees unless a statute at issue in the dispute or other appropriate law authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys’ fees as permitted by the applicable statute or law.

          Consideration
You understand and acknowledge that you are offered employment in consideration of your promise to arbitrate claims. In addition, the promises by Oracle and by you to resolve claims by arbitration in accordance with the provisions of this Arbitration Agreement, rather than through the courts, provide consideration for each other.

          Knowing and Voluntary Agreement; Complete Agreement
You understand and agree that you have been advised to consult with an attorney of your own choosing before signing this Employment Agreement & Mutual Agreement to Arbitrate, and you have had an opportunity to do so.

YOU FURTHER UNDERSTAND AND AGREE THAT YOU HAVE READ THIS EMPLOYMENT AGREEMENT & MUTUAL AGREEMENT TO ARBITRATIE CAREFULLY. BY SIGNING IT, YOU ARE EXPRESSLY WAIVING ANY AND ALL RIGHTS TO A TRIAL OR HEARING BEFORE A COURT OR JURY OF ANY AND ALL DISPUTES AND CLAIMS SUBJECT TO ARBITRATION UNDER THIS ARBITRATION AGREEMENT WHICH CLAIMS YOU MAY NOW OR IN THE FUTURE HAVE.

This Arbitration Agreement contains the complete agreement between Oracle and you regarding the subject of arbitration and alternate dispute resolution, and supersedes any and all prior written, oral, or other types of representations and agreements between Oracle and you, if any.

Severability
If any portion of this Employment Agreement & Mutual Agreement to Arbitrate shall, for any reason, be held invalid or unenforceable, or contrary to public policy or any law, the remainder of the Agreement shall not be affected by such invalidity or unenforceability, but shall remain in full force and effect, as if the invalid or unenforceable term or portion thereof had not existed within this Agreement.

Modification
This Employment Agreement & Mutual Agreement to Arbitrate may be modified only in a writing, expressly referencing this Agreement and you by full name, signed by you and Oracle’s Board of Directors.

By signing below you are agreeing that you have read and understood every provision of this Agreement and that, in consideration for your employment at Oracle, you agree to abide by its terms.

ACKNOWLEDGED AND ACCEPTED:

Harry L. You Print Name

/s/ Harry L. You Signature	9/16/04 Date